PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 2,	November 1,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$91,410	$88,539
Accounts receivable	81,247	66,920
Inventories	15,861	14,826
Other current assets	9,912	9,712
Total current assets	198,430	179,997
Property, plant and equipment, net	360,108	347,889
Investment in joint venture	60,901	60,945
Intangible assets, net	50,794	55,054
Other assets	19,175	19,771
	$689,408	$663,656

Liabilities and Equity
Current liabilities:
Current portion of long-term borrowings	$11,364	$10,301
Accounts payable and accrued liabilities	94,017	80,154
Total current liabilities	105,381	90,455
Long-term borrowings	96,897	112,137
Deferred income taxes and other liabilities	10,961	11,368
Equity	476,169	449,696
	$689,408	$663,656